FOR IMMEDIATE RELEASE:   Tuesday, December 30, 2003

CONTACT:  Bradley T Nielson
          President and Chief Executive Officer
          Paul R. Killpack
          Chief Financial Officer
          MITY Enterprises, Inc.
          801-224-0589

   MITY ENTERPRISES REACHES SETTLEMENT IN PATENT INFRINGEMENT
             SUIT AGAINST MIDWEST FOLDING PRODUCTS


OREM, UTAH -- MITY Enterprises, Inc. (NASDAQ: MITY), today announced it has reached a settlement in the company's patent infringement lawsuit against Midwest Folding Products. Midwest Folding Products is a privately-held manufacturer of institutional furniture products based in Chicago, Illinois.

The terms of the settlement were undisclosed. MITY filed the lawsuit in January 2002 alleging that Midwest plastic banquet tables were infringing on a patent that MITY holds on the method for constructing the table top for its lightweight, durable banquet tables. Midwest has recently redesigned its plastic banquet table line.

"We feel that this settlement is the right thing to do for our shareholders and the company," said Bradley T Nielson, president and chief executive officer of MITY. "We regard our intellectual property and innovative products to be one of our most valuable assets and will take whatever means necessary to protect those assets."

Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. MITY Enterprises focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture and healthcare seating. MITY's products are marketed under the Mity-Lite and Broda tradenames. Headquartered in Utah, MITY Enterprises serves national and international customers directly and through distributors. For further information, visit MITY Enterprises online at www.mitylite.com.

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